Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Allegiance Bancshares, Inc. of our report dated March 11, 2019 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Allegiance Bancshares, Inc. for the year ended December 31, 2018.

/s/ Crowe LLP

Dallas, Texas

April 30, 2019